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                   [LETTERHEAD OF P-COM, INC. APPEARS HERE]

                                                                    Exhibit 99.1


     Business Editors/High-Tech Writers

     CAMPBELL, Calif.--(BUSINESS WIRE) --July 26, 1999--P-Com, Inc. (Nasdaq:PCMS) announced today that it has not yet completed the process of reviewing its financial statements for the second quarter of 1999 and is delaying its earnings release and conference call originally scheduled for July 26, 1999.

     The conference call will be rescheduled for a later date.

     P-Com Inc. develops, manufactures, and markets network access systems for the worldwide wireless telecommunications markets. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments. In addition, P-Com provides comprehensive network services including system planning, program planning and management, path design, and installation.

     Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, introduction of new products, commercial acceptance and viability of new products and expenses associated therewith, cancellations of orders without penalties, pricing and competition, the company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the company's customers to finance their purchases of the company's products and/or services, the timing of new technology and product introductions, the risk of early obsolescence, and the pending stockholder class action lawsuits. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

     P-Com Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, Dubai and China, is an ISO 9001 certified company. For additional information, contact P-Com at:

3175 S. Winchester Boulevard
Campbell, Calif. 95008, USA.
Tel: 408/866-3666
Fax: 408/866-3655
www.p-com.com

     --30--


     CONTACT: P-Com Inc.
              Bob Collins, 408/866-3666 (VP & CFO)